EXHIBIT 10.12

May 27, 1997

Mr. Robert E. Rigsby
Executive Vice President

Dear Bob,

The purpose of this letter is to clarify the letter of agreement between you and Virginia Power which was approved by the Board of Directors and is dated September 15, 1995.

A significant intention of this agreement was to provide you with incentives to remain with the company at least until May 23, 1999, when you will be 50 years old. These same incentives were to be made available to you if you were terminated without cause before May 23, 1999. You have requested that we confirm what the agreement provides in the case of termination without cause.

These incentives are described in section 3 of the agreement. You would be entitled to an additional five years credited service and age for retirement purposes, including life insurance and medical benefits. Any minimum age requirements would be waived.

For the sake of illustration, we will assume that termination without cause occurs on June 23, 1997. The following would happen:

•	You would be considered retired. This would make you eligible for a pro-rated award under the 1997 Success Sharing Program, and, at the discretion of the Organization and Compensation Committee of the Board, for pro-rated awards under the 1995-1997 Performance Achievement Plan, the 1996-1998 Long-Term Incentive Plan, and the 1997-1999 Long-Term Incentive Plan. These awards would be payable at the time they are normally paid to all participants.

•	You would be eligible for payments under the Executive Supplemental Retirement Plan. Beginning August 1997, you would receive a pre-tax, monthly payment of $8,695 per month for 10 years. The form in which this benefit is paid may vary depending on your choices and the provisions of the Executive Retirement Benefit Plan.

•	For retirement purposes, you would be credited with 30 years of service (the maximum permitted under the plan), and with 53 years and 1 month of age.

Robert E. Rigsby
May 27, 1997

•	Your retirement Benefit would be payable to you beginning in July 1997. Part of this benefit will be payable from the qualified retirement plan. The remainder of the benefit will be paid by the company and the form of this benefit may vary depending on your choices and the provisions of the Executive Benefit Restoration Plan.

•	Medical and life insurance coverage would be based on the higher years of age and credited service. If the company is unable to provide this coverage under its qualified plans, alternative provisions will be made.

•	You would receive a lump-sum payment of $131,550 (pre-tax) which is 50% of your annual salary. You could choose to receive a payment of 100% of a year’s salary, but that would require you to give up all of the above listed benefits.

A copy of this letter will be placed in your personnel file.

Please let me know if you have an additional questions.

Sincerely,

/s/ Thomas J. O’Neil

Thomas J. O’Neil
Vice President
Human Resources

cc: Dr. J. T. Rhodes
     Personnel File